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                                                                    EXHIBIT 23.1


                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Northfield Laboratories Inc.:

We consent to incorporation by reference in the registration statements
(Nos. 333-15877 and 333-51681) on Form S-8 of Northfield Laboratories Inc. of our report dated July 6, 1998, relating to the balance sheets of Northfield Laboratories Inc. as of May 31, 1998 and 1997, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended May 31, 1998 and for the cumulative period from June 19, 1985 (inception) through May 31, 1998, which report appears in the May 31, 1998 annual report on Form 10-K of Northfield Laboratories Inc.


                                                           KPMG Peat Marwick LLP

Chicago, Illinois
August 31, 1998